Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 826-5051	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Reports 14% Increase in 2008 Third Quarter Total Revenue
to $32.2 Million Compared to $28.2 Million for the Third Quarter of 2007
Regional Anesthesia Sales Increased 11% to $24.8 Million for the Third Quarter of 2008
Compared to $22.3 Million for the Third Quarter of 2007
     LAKE FOREST, CALIFORNIA, November 5, 2008 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that total revenue from continuing operations for the third quarter of 2008 increased 14% to $32.2 million compared to $28.2 million for the third quarter of 2007. Regional Anesthesia (RA) sales of the Company’s flagship ON-Q® product lines increased 11% for this year’s third quarter to $24.8 million compared to $22.3 million for the third quarter of 2007. Sales of Acute Care products, which include RA sales and AcryMed Incorporated (AcryMed) revenues, increased 18% for this year’s third quarter to $26.3 million compared to $22.3 million for the third quarter a year ago.
     The loss from continuing operations before income taxes for the third quarter of 2008 was $15.4 million. This loss included a purchase accounting write-off of $11.6 million of in-process research and development charges acquired in connection with the acquisition in February 2008 of AcryMed, and a $4.6 million non-cash impairment loss on the common shares of InfuSystem Holdings, Inc., formerly HAPC, Inc., owned by I-Flow. Excluding the purchased in-process R&D charges, the non-cash impairment loss and certain litigation and insurance charges, income from continuing operations before income taxes for the third quarter of 2008 increased to approximately $941,000, as shown in the attached reconciliation table. In comparison, for the third quarter of 2007, I-Flow reported a loss from continuing operations before income taxes of $1.1 million.
     “We delivered revenue and income growth before income taxes and special charges in this year’s third quarter despite the substantial headwinds of both the weakening economy and Hurricane Ike, and the resulting slowdown in surgical procedures. We also have a strong balance sheet with $47.7 million in cash, equivalents and short-term investments and a debt-free capital structure, and we were cash flow positive for the quarter,” said Donald M. Earhart, Chairman and Chief Executive Officer.
     “In line with our plan to make ON-Q essential for every applicable surgery, our sales force drove this improved financial performance by focusing physicians’ attention on ON-Q’s key benefits — the significant reduction in narcotics intake when ON-Q is used, coupled with significantly better pain relief, shorter hospital stays and the possibility of fewer infections — in cardiovascular, thoracic, bariatric, colorectal, trauma and other non-elective and crucial procedures. The ON-Q value proposition became even more compelling with the implementation of the new rule for Centers for Medicare and Medicaid (CMS) reimbursement related to hospital-acquired conditions (HAC). The new guidelines state that certain HAC are no longer reimbursed, so for discharges
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I-Flow Reports 14% Increase in 2008 Third Quarter Total Revenue to $32.2 Million
November 5, 2008
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occurring after October 1, 2008, hospitals will not receive additional payment for patients in whom certain conditions were not present on admission, such as some hospital-acquired infections,” he continued.
     Earhart added, “As hospitals begin understanding the new CMS guidelines in the coming months, we believe that ON-Q is poised to capture the attention of hospital administrators as well as that of the surgeons whom our sales force call on routinely. Hospitals nationwide are struggling to achieve profitability in a depressed economic climate, combined with diminished surgical volumes. Adding the new CMS guidelines to their reimbursement risk makes achieving profitability even more difficult for hospitals. As a result, we believe hospitals will seek products and therapies that significantly improve their overall efficiency by improving patient outcomes, shortening hospital stays, increasing patient throughput and reducing the chances of HAC. Numerous clinical studies have shown that ON-Q is ideal for this scenario because less narcotics are typically administered when ON-Q is used and patients in hospitals get well faster and go home sooner. Shorter hospital stays may also lead to fewer HAC. To inform hospitals and surgeons on how ON-Q can help them to successfully manage through the changing environment, we have trained our sales force and provided them with materials to educate surgeons and administrators about the added benefits of ON-Q. In addition, we are supporting this effort with a professional and trade journal ad campaign to begin this quarter.”
     Additionally, noting that AcryMed, a developer of innovative infection control and wound healing products, contributed revenue of approximately $1.5 million for the third quarter of 2008, Earhart said, “AcryMed is key to I-Flow’s evolution into an integrated Acute Care products company focused on developing and marketing proprietary disposable medical devices that improve patient outcomes. We are leveraging our dedicated sales and marketing organization by selling products from the AcryMed pipeline in the emerging market for acute care products, even as we continue building our ON-Q franchise for post-surgical pain relief, a market with multi-billion dollar potential in the U.S. alone. We also see a variety of new revenue opportunities from licensing AcryMed products and technologies that are not within our core competencies.”
     During the third quarter, I-Flow received 510(k) clearance from the FDA for its oxygen-enriched topical hydrophilic closed cell foam wound dressing developed by AcryMed. This dressing is intended to supply oxygen as well as manage wound moisture in difficult-to-heal wounds. Composed of a proprietary material that is treated chemically to generate and capture oxygen, the dressing is indicated for topical application to burns and acute and chronic wounds and may be ideal for many patients who may benefit from supplemental oxygen but who do not have access to hyperbaric oxygen or where that treatment may be contraindicated. Patents for the product have been issued in the U.S. and Europe and others are pending. Upon the completion of forthcoming clinical studies, I-Flow plans to make the product commercially available in the second half of 2009. “We are excited about the potential for this new product, which we believe will drive a paradigm shift toward the use of oxygen enrichment for wound care,” Earhart said.
     In other news in the quarter, I-Flow announced the award of a multi-year contract for ON-Q by HealthTrust Purchasing Group (HealthTrust), a healthcare group purchasing organization (GPO). Effective October 1, 2008 and running for three years, HealthTrust will make ON-Q available to all its members nationwide. “This contract is a great win for both HealthTrust and I-Flow and for our customers as we believe that it further acknowledges ON-Q as a best practice that we believe is rapidly growing to become a standard of care,” commented Earhart.
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I-Flow Reports 14% Increase in 2008 Third Quarter Total Revenue to $32.2 Million
November 5, 2008
Page Three
Revised Guidance
     Earhart concluded, “Based on current volatile and unprecedented economic and market conditions, we currently expect growth in total revenue of approximately 13% for 2008, including growth in RA of approximately 11%. We anticipate that I-Flow will be profitable for the fourth quarter of 2008 and for 2008 in total, excluding special charges shown in the attached reconciliation table.”
AcryMed Acquisition
     On February 15, 2008, the Company acquired AcryMed Incorporated for $26.7 million in cash. The Company’s results for the first nine months of 2008 include the revenues and expenses of AcryMed from the date of acquisition and a purchase price allocation. The Company retained an external valuation consultant to assist in determining the fair values on the acquisition date of the tangible and intangible assets of AcryMed. As a result of the acquisition, the Company recorded $12.4 million of goodwill, $2.0 million of acquired intangible assets and $11.6 million of in-process research and development (R&D) costs. The in-process R&D costs were written off during the third quarter as a purchase accounting adjustment consistent with the guidance in Statement of Financial Accounting Standards No. 141, Business Combinations. Although the purchase price allocation is substantially complete, it is subject to further adjustments.
Third Quarter Results
     For the three months ended September 30, 2008, revenue from continuing operations increased 14% to $32.2 million from $28.2 million for the third quarter of 2007.
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the ON-Q Soaker® Catheter, the ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 11% for the third quarter of 2008 versus the prior year quarter to $24.8 million from $22.3 million last year. ON-Q C-bloc sales increased 36% for the third quarter of 2008 to $6.1 million from $4.5 million for the third quarter of 2007.
     AcryMed revenues were $1.5 million for this year’s third quarter.
     IV Infusion Therapy revenue for the third quarter of 2008 of $5.9 million was comparable to the third quarter of 2007.
     The gross profit percentage for the third quarter of 2008 of 73% was also comparable to the third quarter of 2007.
     SG&A expenses from continuing operations increased 4% to $22.5 million for the third quarter of 2008 from $21.6 million for the third quarter of 2007, reflecting continued effective control over operating costs. SG&A expenses from continuing operations included stock-based compensation expense of $1.8 million for each of the third quarters of 2008 and 2007.
     The loss from continuing operations before income taxes for the third quarter of 2008 was $15.4 million, which included a purchase accounting write-off of $11.6 million of in-process research and development costs related to the AcryMed acquisition. In addition, the Company recorded an impairment loss during the third quarter of 2008 of $4.6 million on the common shares of InfuSystem Holdings, Inc., formerly known as HAPC, Inc., purchased by I-Flow in October 2007 in connection with the sale of InfuSystem to HAPC. For the third quarter of 2007, the operating loss from continuing operations before income taxes was $1.1 million. Excluding the $11.6 million charge for purchased in-process research and development costs, the $4.6 million for impairment loss and $136,000 of certain litigation and insurance charges, the Company would have reported a pretax profit of $941,000 for the quarter, as shown in the attached reconciliation table.
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I-Flow Reports 14% Increase in 2008 Third Quarter Total Revenue to $32.2 Million
November 5, 2008
Page Four
     The loss from continuing operations, net of tax, for the third quarter of 2008 was $14.1 million, or $0.59 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the third quarter of 2007 of $0.8 million, or $0.03 per basic and diluted share.
     Income from discontinued operations, related to the Company’s former InfuSystem subsidiary divested on October 25, 2007, net of tax, for the third quarter of 2007 was $2.0 million, or $0.08 per basic and diluted share.
     The net loss for the three months ended September 30, 2008 was $14.1 million, or $0.59 per basic and diluted share. This compares to net income for the three months ended September 30, 2007, including both continuing and discontinued operations, of $1.2 million, or $0.05 per basic and diluted share.
     At September 30, 2008, I-Flow reported net working capital of approximately $72.0 million, including cash and cash equivalents and short-term investments of $47.7 million, no long-term debt, and shareholders’ equity of $122.4 million.
     On August 12, 2008, I-Flow announced that its Board of Directors has authorized the repurchase of up to an additional one million shares of the Company’s common stock under the Company’s share repurchase program, for a total of up to two million shares authorized for repurchase under the program. The shares may be repurchased in open market or privately negotiated transactions in the discretion of management, subject to its assessment of market conditions and other factors. The stock repurchase program was also extended to August 8, 2009, unless terminated sooner by the Board of Directors. Through September 30, 2008, the Company had repurchased approximately 832,000 shares for approximately $10.3 million under the program, which was initially announced on February 22, 2008.
Nine Months Results
     For the nine months ended September 30, 2008, revenue from continuing operations increased 18% to $96.0 million compared to $81.6 million for the first nine months of 2007.
     Excluding the purchase accounting write-off of $11.6 million for in-process research and development costs, the $4.6 million for impairment loss and $12.3 million of certain litigation and insurance charges, the Company would have reported a pretax profit of $279,000 for the nine months ended September 30, 2008, as shown in the attached reconciliation table.
     The loss from continuing operations, net of tax, for the first nine months of 2008 was $26.1 million, or $1.07 per basic and diluted share. This compares to a loss from continuing operations, net of tax, for the first nine months of 2007 of $4.6 million, or $0.19 per basic and diluted share.
     Income from discontinued operations, net of tax, for the first nine months of 2007 was $5.5 million, or $0.23 per basic and diluted share.
     The net loss for the nine months ended September 30, 2008 was $26.1 million, or $1.07 per basic and diluted share, including stock-based compensation expense of $5.1 million. This compares to net income for the nine months ended September 30, 2007, including both continuing and discontinued operations, of $0.8 million, or $0.04 per diluted share, including stock-based compensation expense of $4.8 million.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EST. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21396071, after 1:00 p.m. EST.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three months and nine months ended September 30, 2008 and 2007 will be included in I-Flow’s Report on Form 10-Q expected to be filed with the SEC on or before November 10, 2008.
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I-Flow Reports 14% Increase in 2008 Third Quarter Total Revenue to $32.2 Million
November 5, 2008
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About I-Flow
     I-Flow Corporation (www.IFLO.com) is improving surgical outcomes by designing, developing and marketing technically advanced, low cost delivery systems and innovative surgical products for post-surgical pain relief and surgical site care.
Regulation G
     The Company’s results reported in this press release have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In addition to the GAAP results, the Company has also provided additional information concerning its results, which includes a financial measure not prepared in accordance with GAAP. The non-GAAP financial measure included in this press release excludes purchased in-process research and development charges, impairment loss on investment and certain litigation and insurance charges recorded in the three and nine months ended September 30, 2008. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operating performance. The Company has provided reconciling information in a table at the end of this press release.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; successful integration of the Company’s recent acquisition of AcryMed Incorporated and further development and commercialization of AcryMed’s technologies; potential inadequacy of insurance to cover existing and future product liability claims; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves or future impairment expenses; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(tables attached)
#45xx

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net revenues	$32,242	$28,231	$95,973	$81,612
Cost of revenues	8,582	7,501	25,468	21,843

Gross profit	23,660	20,730	70,505	59,769

Operating expenses:
Selling, general & administrative	22,516	21,560	70,760	65,685
Product development	1,285	559	3,443	1,863
Certain litigation and insurance charges	136	—	12,304	—
Purchased in-process research and development	11,600	—	11,600	—

Total operating expenses	35,537	22,119	98,107	67,548

Operating loss	(11,877)	(1,389)	(27,602)	(7,779)
Impairment loss on investment	(4,569)	—	(4,569)	—
Interest and other income	1,082	266	3,977	790

Loss from continuing operations before income taxes	(15,364)	(1,123)	(28,194)	(6,989)
Income tax benefit	1,237	278	2,105	2,367

Loss from continuing operations	(14,127)	(845)	(26,089)	(4,622)
Income from discontinued operations, net of tax	—	2,004	—	5,459

Net income (loss)	$(14,127)	$1,159	$(26,089)	$837

Per share of common stock, basic and diluted
Loss from continuing operations	$(0.59)	$(0.03)	$(1.07)	$(0.19)
Income from discontinued operations, net of tax	—	0.08	—	0.23

Net income (loss)	$(0.59)	$0.05	$(1.07)	$0.04

Weighted average shares, basic and diluted	24,062	24,010	24,341	23,753

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
($ in thousands)

	Sep. 30,	Dec. 31,
	2008	2007

ASSETS
Cash, Equivalents & Short-term Investments	$47,671	$103,483
Accounts Receivable, Net	17,521	22,443
Inventories, Net	17,682	13,128
Other Current Assets	10,086	4,810
Property, Plant & Equipment, Net	4,185	3,318
Goodwill (1)	12,443	—
Other Assets	39,863	41,473

Total	$149,451	$188,655

LIABILITIES AND EQUITY
Current Liabilities	$20,914	$26,677
Other Liabilities	6,092	6,402
Shareholders’ Equity	122,445	155,576

	$149,451	$188,655

(1)	The purchase price allocation is preliminary.

I-FLOW CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands) (Unaudited)
Non-GAAP Measures
The Company utilizes certain non-GAAP measures to evaluate its performance and considers these measures important indicators of its success. The non-GAAP financial measures should not be considered a substitute for any measure derived in accordance with GAAP. The non-GAAP financial measures may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management believes that the presentation of such non-GAAP financial measures, when considered in conjunction with the most directly comparable GAAP financial measures, provides additional useful information concerning the Company’s operating performance.
The following sets forth a reconciliation of the Company’s income from continuing operations before income taxes, purchased in-process research and development charges, impairment loss on investment and certain litigation and insurance charges to loss from continuing operations before income taxes (which is the closest GAAP financial measure):

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2008	2008
Loss from continuing operations before income taxes — as reported	$(15,364)	$(28,194)
Purchased in-process research and development charges	11,600	11,600
Impairment loss on investment	4,569	4,569
Certain litigation and insurance charges	136	12,304

Income from continuing operations before income taxes, purchased in-process research and development charges, impairment loss on investment and certain litigation and insurance charges	$941	$279